EXHIBIT 99.1

Dot VN, Inc. Announces Completion of Bench and Diagnostic Tests, and Commencement
of Field Tests of E-Band Virtual Fiber Technology in Mekong Delta Region

SAN DIEGO – Jan. 21, 2010 – Dot VN, Inc. (www.DotVN.com) (OTCBB: DTVI) announced today that KASATI Telecom (www.Kasati.com.vn/en), a leading telecom infrastructure deployment company, has completed bench and diagnostic tests of E-Band virtual fiber technology (www.e-band.com/E-Link1000EXR), and is prepared to begin field testing. Tests will begin on Jan. 22, 2010, and will last one month.

The field tests will take place in the Tien Giang Province (http://en.wikipedia.org/wiki/Tien_Giang_Province), which is a part of the Mekong Delta region in southern Vietnam. The Mekong Delta is a relatively rural area featuring numerous waterways, rendering it one of the more difficult areas in which to install traditional telecom infrastructure.  Dot VN’s E-Band virtual fiber offers a more efficient, cost-effective solution for connectivity, eliminating the need to lay fiber wires underground or below bodies of water.

The field test will involve the use of E-Band virtual fiber to cross a river and connect two points approximately two kilometers apart. E-Band virtual fiber replaces an outdated microwave radio and will be used to test E-Band’s ability to handle a telecommunications network and IPTV (Internet Protocol Television) broadcastings.

KASATI, a subsidiary of Vietnam Post Telematics (VNPT) (www.vnpt.com.vn), signed a memorandum of understanding (“MOU”) agreement with Dot VN in November 2009.

“Through our partnership with KASATI, we are able conduct field tests to ensure E-Band virtual fiber performs to its maximum level of effectiveness, even in the most challenging of geographic regions within Vietnam,” said Dot VN CEO Thomas Johnson. “We look forward to offering E-Band virtual fiber to businesses and organizations in Vietnam and throughout Asia that are seeking a technologically advanced, efficient and cost-effective wireless solution.”

About the Companies:

Dot VN, Inc. (www.DotVN.com) provides innovative Internet and Telecommunication services for Vietnam.  The Company was awarded an “exclusive long term contract” by the Vietnamese government to register “.vn” (Vietnam) domains and commercialize Parking Page Marketing/Online Advertising worldwide via the Internet.  Also, Dot VN has exclusive rights to distribute and commercialize Internet Data Center solutions and Gigabit Ethernet Wireless applications to Vietnam and Southeast Asia region.

KASATI (Telecommunications – Informatics – Electronics) Joint Stock Company (www.KASATI.com.vn/en/About-Us/) has been a leader in the design, installation, operation and maintenance of equipment, networks and infrastructure for the telecommunications industry in Vietnam for over 30 years.

Vietnam Post and Telecommunications Group (“VNPT”) (www.VNPT.com.vn/en-US/Default.html) With a 60 year history, more than 90,000 employees, advanced telecommunications infrastructure, a network covering all of 63 provinces and cities in the country, as well as rich experience in supplying posts and telecommunications services, VNPT offers a wide and diversified range of services to its clients. In the area of telecommunications, VNPT provides a number of comprehensive products and services, such as voice, data transmission, Internet and value added services over a unified and modern infrastructure, with wireline and wireless means of transmission. Currently, VNPT has more than 10 million fixed phone subscribers, almost 40 million mobile phone subscribers and about 1.5 million Internet ADSL subscribers. Those statistics reflect the leading position of VNPT in the telecommunications market of Vietnam.

E-Band Communications Corporation (EBCC) – (www.e-band.com/about_us) designs and manufactures the highest performance multi-gigabit capacity wireless communication systems based on 71-86 GHz millimeter-wave radio technology. The market expects E-Band to solve last mile access bottleneck problems, connect enterprises to fiber networks, and enable backhaul of mobile (3G/4G) and fixed wireless (WiFi, WiMax) networks. This technology gives E-Band a head-start compared to competitors and will ensure long term performance and cost advantage.

Forward-Looking Statements:

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Dot VN or its management, identify forward-looking statements.  These statements are based on current expectations, estimates and projections about Dot VN’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Dot VN’s filings with the Securities and Exchange Commission.  Factors that could materially affect these forward-looking statements and/or predictions include, among other things: (i) our limited operating history; (ii) our ability to pay down existing debt; (iii) unforeseen costs and expenses; (iv) potential litigation with our shareholders, creditors and/or former or current investors; (v) Dot VN’s ability to comply with federal, state and local government regulations in the US and foreign countries; (vi) Dot VN’s ability to maintain current agreements with the government of Vietnam and enter into additional agreements with the government of Vietnam; and (vii) other factors over which we have little or no control.  In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates and general economic conditions.  Any forward-looking statements speak only as of the date on which they are made, and Dot VN does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.  Information on Dot VN’s website does not constitute a part of this release.

For more information, contact:

    Thomas M. Johnson, Chairman and CEO
    Dot VN, Inc.
    Phone: 858-571-2007 x14
    Email: Inquiries@DotVN.com
    Website: www.DotVN.com
    Register your “.vn” domains at:  www.VN

    Media Contact:
    North Shore Public Relations, Inc.
    Renae Placinski, 847-945-4505
    Email:  Renae@NorthShorePR.com
    Website: www.NorthShorePR.com

    Investor Relations Contact:
    Vista Partners
    Ross Silver, 415-738-6229
    Email:  Ross.Silver@VistaP.com
    Website: www.VistaP.com